Exhibit 99.1

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Bill Zima (203) 682-8200
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-4271
TANDY BRANDS ACCESSORIES ANNOUNCES EARNINGS, DIVIDEND AND
STRATEGIC INITIATIVE
ARLINGTON, TX, August 22, 2007 – Tandy Brands Accessories, Inc. (Nasdaq GM:TBAC) today announced financial results for the year and fourth quarter ended June 30, 2007. For the fiscal year 2007 ended June 30, 2007, net income increased to $1.9 million, or $0.28 per diluted share, from a net loss of $3.5 million, or ($0.52) per diluted share reported in fiscal year 2006. This $5.4 million improvement in income, as well as the resulting expected decrease in revenue in fiscal 2007 to $195.8 million compared to $227.3 million in the prior fiscal year, is due to exiting certain non-profitable lines from the women’s business during fiscal 2006.
J.S.B. Jenkins, President and Chief Executive Officer, commented, “I am pleased with the performance of our team following the restructuring announced on April 26, 2006, to exit certain non-profitable lines in our women’s business. The result of these initiatives contributed to the reduction of selling, general and administrative expenses by $4 million, improved fiscal year 2007 gross margins, excluding charges for discontinued product line inventory, by 240 basis points and reduced debt by 57% to $6.1 million.”
For the fourth quarter of fiscal 2007, the Company had a net loss of $2.9 million or ($0.43) per diluted share compared to a net loss of $1.0 million, or ($0.16) per diluted share, in the prior year fourth quarter. Included in the Company’s 2007 fourth quarter earnings is $762,000 in pretax charges related to the transition of manufacturing functions out of Yoakum, Texas, facilities to overseas partners and other severance related costs. Net sales were $36.4 million for fourth quarter 2007 compared to $47.1 million in the prior year’s fourth quarter.
Mr. Jenkins commented, “Fourth quarter sales actually exceeded our expectations despite a slowdown in replenishment orders from our largest customer. Our gross margins were negatively impacted by unexpected returns in our gift product line and an unfavorable product mix including closeout sales of discontinued women’s merchandise.”
Mr. Jenkins continued, “Our team is focused on growing our profitable lines of men’s, women’s and boys’ accessories and we expect to achieve increased profitability in fiscal 2008. We will see the first full year of gross margin benefit of solely producing through our overseas partners. In addition, Tandy is also launching three recently signed licensed brands, Eileen West, Goodyear Tire and Rubber and Geno D’ Lucca which will continue to expand and diversify the top line. However, our outlook for the current quarter is clouded by the replenishment order delays of our major customer.

Our relationship with this customer remains very good and we are seeing an increase in these orders in recent weeks but they are not yet back to a normal level. We will delay guidance for the fiscal first quarter and the year until this situation becomes clearer.”
Dividend Declared
The Board of Directors approved a quarterly dividend of $0.04 per common share payable October 19, 2007 to shareholders of record at the close of business on September 30, 2007. This is the Company’s 17th consecutive quarterly dividend and the third at the $0.04 per share level which was increased on February 1, 2007.
Exploration of Strategic Alternatives
Tandy Brands has retained Financo, Inc., an investment banking firm specializing in the apparel and accessories sector, to assist management and the Board of Directors in the evaluation of a full range of strategic alternatives available to the company to increase shareholder value. The Company does not intend to disclose developments with respect to this process until the Board has approved a specific course of action. There is no assurance as to what outcome may come from this process.
Mr. Jenkins stated, “While our initiatives over the past 18 months have significantly improved profitability and we remain confident in the future of the Company, we believe now is an appropriate time to explore a full range of strategic options to further enhance shareholder value.”
Conference Call Information
Investors and interested parties will have the opportunity to listen to management’s discussion of Tandy Brands’ fourth quarter results in a conference call to be held today, Wednesday, August 22, 2007, at 4:30 p.m. ET. The dial-in number for the conference call is 913-312-1295. A replay of the conference call will also be available through August 29, 2007 and can be accessed by dialing 719-457-0820; conference pin code: 8991545. A live webcast of the conference call will be broadcast at: www.viavid.net.
About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, neckwear, gifts and sporting goods. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

TANDY BRANDS ACCESSORIES, INC.
Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	June 30		June 30
	2007	2006	2007	2006
Net sales	$36,365	$47,095	$195,809	$227,323

Cost of goods sold	25,330	31,360	125,955	151,552
Provision for discontinued product line inventory	—	—	—	6,900

	25,330	31,360	125,955	158,452

Gross margin	11,035	15,735	69,854	68,871
Selling, general and administrative expenses	14,372	15,221	61,204	65,220
Depreciation and amortization	1,109	1,282	4,715	5,118

Goodwill impairment	—	—	—	938

Total operating expenses	15,481	16,503	65,919	71,276

Operating (loss) income	(4,446)	(768)	3,935	(2,405)
Interest expense	(193)	(466)	(1,226)	(2,057)

Royalty and other income	10	48	550	187

(Loss) income before income taxes	(4,629)	(1,186)	3,259	(4,275)

Income taxes (benefit)	(1,711)	(142)	1,325	(813)

Net (loss) income	$(2,918)	$(1,044)	$1,934	$(3,462)

(Loss) earnings per common share	$(0.43)	$(0.16)	$0.29	$(0.52)
(Loss) earnings per common share assuming dilution	$(0.43)	$(0.16)	$0.28	$(0.52)
Cash dividends declared per common share	$0.04	$0.0275	$0.135	$0.11

Common shares outstanding	6,764	6,652	6,720	6,598
Common shares outstanding assuming dilution	6,764	6,652	6,891	6,598

TANDY BRANDS ACCESSORIES, INC.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30	June 30
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$4,076	$4,182
Accounts receivable	31,357	27,322
Inventories	64,372	61,770
Deferred income taxes	3,454	3,792
Other current assets	3,879	5,784

Total current assets	107,138	102,850

Property and equipment	38,928	37,119
Accumulated depreciation	(28,380)	(24,689)

Net property and equipment	10,548	12,430

Goodwill	16,361	16,292
Other intangibles	4,882	5,653
Other assets	1,734	1,719

	$140,663	$138,944

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,903	$10,106
Accrued expenses	6,439	6,214
Notes payable	6,069	—

Total current liabilities	29,411	16,320

Other liabilities:
Notes payable	—	14,000
Supplemental executive retirement obligation	1,587	1,133
Deferred income taxes	389	1,640
Other liabilities	1,369	1,012

Total other liabilities	3,345	17,785

Stockholders’ equity:
Common stock	6,912	6,795
Additional paid-in capital	33,616	31,911
Retained earnings	66,967	65,960
Other comprehensive income	1,326	988
Shares held by Benefit Restoration Plan Trust	(914)	(815)

Total stockholders’ equity	107,907	104,839

	$140,663	$138,944